Exhibit 99.1

Aquantia Announces Fourth Quarter and Full Year 2018 Results

San Jose, Calif. – February 12, 2019 – Aquantia Corp., (NYSE: AQ), a leader in high-speed, Multi-Gigabit Ethernet connectivity solutions, today announced financial results for its fourth quarter and full year ended December 31, 2018.

Fourth Quarter 2018 Highlights:

•	Revenue for the three months ended December 31, 2018 of $29.1 million, a decrease of 12 percent sequentially and an increase of 5 percent year-over-year;

•

Revenue by market for the three months ended December 31, 2018: Data Center revenue of $14.7 million, Enterprise Infrastructure revenue of $9.0 million, Access revenue of $5.4 million, and Automotive revenue of $113 thousand;

•	Gross margin of 54 percent for the three months ended December 31, 2018, compared to 58 percent for the three months ended September 30, 2018;

•	Operating loss of $5.3 million for the three months ended December 31, 2018, and non-GAAP operating loss of $3.1 million for the same period; and
•	Net loss per diluted share of $0.16 for the three months ended December 31, 2018, and non-GAAP net loss per diluted share of $0.09 for the same period.

Fourth Quarter 2018 Results

Total revenue for the fourth quarter 2018 was $29.1 million, a decrease of 12 percent compared to $32.9 million in the prior quarter, and an increase of 5 percent compared to $27.8 million in the fourth quarter 2017. Total revenue by market for the fourth quarter 2018 consisted of Data Center revenue of $14.7 million, Enterprise Infrastructure revenue of $9.0 million, Access revenue of $5.4 million, and Automotive revenue of $113 thousand.  Total revenue by market for the fourth quarter 2017 consisted of Data Center revenue of $17.1 million, Enterprise Infrastructure revenue of $9.0 million, Access revenue of $1.7 million and Automotive revenue of 55 thousand.

Gross profit for the fourth quarter 2018 was $15.7 million, or 54 percent of revenue, compared to $19.0 million, or 58 percent of revenue, in the prior quarter, and $16.1 million, or 58 percent of revenue, in the fourth quarter 2017. Operating expenses in the fourth quarter 2018 were $21.1 million, compared to $21.3 million in the prior quarter and $17.1 million in the fourth quarter 2017.

Loss from operations for the fourth quarter 2018 was $5.3 million, or 18 percent of revenue, compared to $2.2 million, or 7 percent of revenue, in the prior quarter, and $1.0 million, or 4 percent of revenue, in the fourth quarter 2017. Non-GAAP loss from operations for the fourth quarter 2018 was $3.1 million, or 11 percent of revenue, compared to $0.1 million, 0.3 percent of revenue in the prior quarter and $0.3 million, 1 percent of revenue in the fourth quarter 2017.

Fourth quarter 2018 net loss was $5.5 million, or a loss of $0.16 per diluted share, compared to third quarter 2018 net loss of $2.1 million, or a loss of $0.06 per diluted share, and fourth quarter 2017 net loss of $1.1 million, or a loss of $0.05 per diluted share.

Non-GAAP net loss for the fourth quarter 2018 was $3.2 million, or a loss of $0.09 per diluted share. This compares to non-GAAP net income of $0.1 million, or breakeven per diluted share, for the third quarter 2018 and non-GAAP net loss of $0.7 million, or $0.03 per diluted share for the fourth quarter 2017.

“We are certainly disappointed in our fourth quarter results and outlook for the first quarter of 2019 due to the challenging Data Center end-market conditions,” said Faraj Aalaei, Chairman and CEO.  “Nevertheless, we are encouraged by the growth prospects of our Enterprise Infrastructure and Access businesses in 2019.”

Full Year 2018 Results:

Total revenue in the full year 2018 was $120.8 million, an increase of 17 percent compared to $103.4 million in 2017. Total revenue by market for the full year 2018 consisted of Data Center revenue of $63.5 million, Enterprise Infrastructure revenue of $42.5 million, Access revenue of $14.1 million, and Automotive revenue of $0.7 million.  Total revenue by market for the full year 2017 consisted of Data Center revenue of $64.8 million, Enterprise Infrastructure revenue of $35.2 million, Access revenue of $3.1 million, and Automotive revenue of $0.3 million.

Gross profit for the full year 2018 was $68.4 million, or 57 percent of revenue, compared to $59.0 million, or 57 percent of revenue, in 2017. Operating expenses for the full year 2018 were $78.9 million, compared to $62.0 million in 2017. Non-GAAP operating expenses for the full year 2018 were $72.5 million, compared to $60.3 million in 2017.

Loss from operations for the full year 2018 was $10.5 million, or 9 percent of revenue, compared to $3.0 million, or 3 percent of revenue, in 2017. Non-GAAP loss from operations for the full year 2018 was $4.0 million, or 3 percent of revenue, compared to non-GAAP loss from operations of $1.2 million, or 1 percent of revenue, in 2017.

Full year 2018 net loss was $9.8 million, or a loss of $0.29 per diluted share, compared to 2017 net loss of $5.4 million, or a loss of $0.59 per diluted share.

Non-GAAP net loss for the full year 2018 was $3.2 million, or $0.09 per diluted share. This compares to non-GAAP net loss of $2.7 million, or $0.30 per diluted share for 2017.

Balance Sheet

Cash, cash equivalents and short-term investments totaled $67.4 million at December 31, 2018, compared to $67.3 million as of September 30, 2018.

Business Outlook

For the first quarter 2019, the Company expects revenue to be in the range of $19 million to $21 million, gross margin to be in the range of 53.5 percent to 55.5 percent and operating expenses to be in the range of $20.5 million to $23 million, which includes stock-based compensation expenses in the range of $2.3 million to $2.5 million.

Non-GAAP Financial Measures

In addition to GAAP reporting, the Company provides non-GAAP financial measures on income (loss) from operations and net income (loss). These non-GAAP financial measures exclude the income statement effects of stock-based compensation expense, amortization of acquired intangibles resulting from business combination, and change in fair value of convertible preferred stock warrant liability.  The Company believes that these non-GAAP financial measures help analyze the Company’s financial results, establish budgets and operational goals for managing its business and to evaluate performance. The Company also believes that the presentation of these non-GAAP financial measures provides an additional tool for investors to use in comparing Aquantia’s core business and results of operations over multiple periods with other companies in the industry, many of which present similar non-GAAP financial measures to investors. However, the non-GAAP financial measures presented may not be comparable to similarly titled measures reported by other companies due to differences in the way that these measures are calculated. The non-GAAP financial measures presented should not be considered as the sole measure of our performance and should not be considered in isolation from, or as a substitute for, comparable financial measures calculated in accordance with GAAP.

About Aquantia

Aquantia is a leader in the design, development and marketing of advanced, high-speed communications ICs for Ethernet connectivity in the Data Center, Enterprise Infrastructure, Access and Automotive markets. Aquantia products are designed to cost-effectively deliver leading-edge data speeds for use in the latest generation of communications infrastructure to alleviate network bandwidth bottlenecks caused by the growth of global IP traffic and in emerging and demanding applications such as autonomous driving.  Aquantia is headquartered in Silicon Valley. For more information, visit www.aquantia.com.

Conference Call Information

The Company will hold its fourth quarter 2018, earnings conference call at 1:30 PM Pacific time (4:30 PM Eastern time) on Tuesday, February 22, 2019. To access the call in the U.S., please dial 786-460-7199 or 1-800-263-0877, approximately 15 minutes prior to the start of the conference call.

A live audio webcast of the conference call and an archive for the replay will be available on the investor section of Aquantia’s website at https://investors.aquantia.com/.  To access the replay, please dial + 719-457-0820, and the access code is 2197295.

Forward-Looking Statements

Statements in the press release for the fourth quarter 2018 regarding the Company, which are not historical facts, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “believe,” “expect,” “may,” “will,” “provide,” “continue,” “could,” and “should,” and the negative of these terms or other similar expressions. These statements include statements relating to: the Company’s business outlook and current expectations for upcoming quarter and year, including with respect to the financial guidance provided; the Company’s expectations regarding growth opportunities, including in the Data Center, Enterprise infrastructure, Access and Automotive markets; and the Company’s expectations regarding product adoption. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the Company’s ability to achieve or sustain profitable operations due to its history of losses and accumulated deficit; the Company’s dependence on a limited number of customers for a substantial portion of revenue and lack of long-term purchase commitments therefrom; the Company’s ability to achieve design wins in competitive selection processes; the Company’s ability to develop new or enhanced products in a timely manner; the size and growth potential of the markets that the Company targets and the Company’s ability to compete therein; market demand for the Company’s products, including by customers of its direct customers; reliance on third parties to manufacture, assemble and test our products as well as their ability to achieve cost and yield improvements; lengthy and expensive qualification processes; product defects; the Company’s ability to obtain and maintain intellectual property protection for its technology; developments in regulation and industry standards in the United States and other jurisdictions; and other risks inherent to the fabless semiconductor business. For a discussion of these and other related risks, please refer to the Company’s recent SEC filings which are available on the SEC’s website at www.sec.gov.  These forward-looking statements are based on the Company's expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events or changes in the Company's expectations.

Public Relations Contact:
Diane Vanasse
408-242-0027

diane.vanasse@aquantia.com

Investor Relations Contact:
Deborah Stapleton
650-815-1239
deb@stapleton.com

AQUANTIA CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017

Revenue	$29,092	$27,846	$120,784	$103,371

Cost of revenue	13,374	11,773	52,395	44,348

Gross profit	15,718	16,073	68,389	59,023
Gross Profit Margin	54.0%	57.7%	56.6%	57.1%

Operating expenses
Research and development	14,976	12,307	56,023	44,763
Sales and marketing	2,862	1,852	10,117	7,235
General and administrative	3,219	2,928	12,754	9,975
Total operating expenses	21,057	17,087	78,894	61,973

Loss from operations	(5,339)	(1,014)	(10,505)	(2,950)
Other income (expense)	358	173	1,208	(2,584)

Loss before income tax expenses	(4,981)	(841)	(9,297)	(5,534)
Provision for (benefit from) income taxes	525	214	475	(117)

Net loss	$(5,506)	$(1,055)	$(9,772)	$(5,417)

Net loss per share
Basic	$(0.16)	$(0.05)	$(0.29)	$(0.59)
Diluted	$(0.16)	$(0.05)	$(0.29)	$(0.59)

Weighted - average shares used in computing net income per share:
Basic(1)	34,940	22,858	34,181	9,204
Diluted	34,940	22,858	34,181	9,204

(1) The number of shares for 2017 does not reflect the conversion of convertible preferred stocks to common shares.

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AQUANTIA CORP.

RECONCILIATION OF GAAP NET LOSS

TO NON-GAAP NET LOSS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017

GAAP net loss	$(5,506)	$(1,055)	$(9,772)	$(5,417)

Stock-based compensation expense:
Cost of revenue	66	21	156	47
Research and development	1,373	429	3,793	973
Sales and marketing	331	87	843	197
General and administrative	487	179	1,728	456
Total stock-based compensation expense	2,257	716	6,520	1,673

Amortization of acquired intangibles resulting from business combination	9	9	34	34
Change in fair value of convertible preferred stock warrant liability	-	(393)	-	990

Non-GAAP net loss	$(3,240)	$(723)	$(3,218)	$(2,720)

GAAP basic earnings per share	$(0.16)	$(0.05)	$(0.29)	$(0.59)
Effect of non-GAAP adjustments on basic earnings per share	0.07	0.02	0.20	0.29
Non-GAAP basic earnings per share	$(0.09)	$(0.03)	$(0.09)	$(0.30)

GAAP diluted earnings per share	$(0.16)	$(0.05)	$(0.29)	$(0.59)
Effect of non-GAAP adjustments on diluted earnings per share	0.07	0.02	0.20	0.29
Non-GAAP diluted earnings per share	$(0.09)	$(0.03)	$(0.09)	$(0.30)

Weighted - average shares used in computing net income per share:
Basic(1)	34,940	22,858	34,181	9,204
Diluted	34,940	22,858	34,181	9,204

(1) The number of shares for 2017 does not reflect the conversion of convertible preferred stocks to common shares.

GAAP loss from operations	$(5,339)	$(1,014)	$(10,505)	$(2,950)

Stock-based compensation expense	2,257	716	6,520	1,673
Amortization of acquired intangibles resulting from business combination	9	9	34	34

Non-GAAP loss from operations	$(3,073)	$(289)	$(3,951)	$(1,243)

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AQUANTIA CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2018	2017
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$6,684	$8,040
Short-term investments	60,730	48,362
Accounts receivable, net	16,927	15,012
Inventories	14,474	18,469
Prepaid expenses and other current assets	2,018	5,623
Total current assets	100,833	95,506

Property and equipment, net	9,225	9,973
Intangible assets, net	3,748	4,556
Other assets	617	331
Total assets	$114,423	$110,366

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$5,495	$7,059
Accrued liabilities	13,907	9,217
Total current liabilities	19,402	16,276

Other long-term liabilities	1,799	3,176

Total liabilities	21,201	19,452

Stockholders' equity:
Common stock	-	-
Additional paid-in capital	300,791	288,719
Accumulated comprehensive loss	(123)	(96)
Accumulated deficit	(207,446)	(197,709)
Total stockholders’ equity	93,222	90,914

Total liabilities and stockholders' equity	$114,423	$110,366